Exhibit 1.02

For More Information:
Investor Relations Monish Bahl CDC Corporation 678-259-8510 Mbahl@cdcsoftware.com	Media Relations Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Corporation Announces Additional Agreements for Purchase of Approximately $36.8 Million in
Principal Amount of Convertible Notes Below Par Value – Closing to Result in Approximately 74
Percent of Notes Purchased

HONG KONG, ATLANTA, April 22, 2009 — CDC Corporation (NASDAQ: CHINA), a leading global enterprise software and new media company, announced today that an affiliate of the company has entered into definitive agreements with the largest holder of the company’s 3.75 Percent Senior Exchangeable Convertible Notes Due 2011 (Notes) to purchase an aggregate of approximately $36.8 million in principal amount of such Note holder’s holdings at less than par value. Upon completion, these transactions will represent the company’s largest purchases to date. The transactions are subject to certain closing conditions and expected to close no later than August 15, 2009.

Upon completion of these transactions, CDC Corporation will have acquired an aggregate of $124.8 million, or approximately 74 percent, of the par value of its $168 million of Notes, from 10 of 11 separate Note holders. CDC Corporation continues to pursue active discussions about possible early purchases of the remaining amounts of its outstanding Notes.

“By using a combination of our own internal cash, cash generated from operations and refinancing, we have been able to purchase almost $125 million in face value of our Notes at an average price that is a discount to par value, with no dilution of shareholder equity as a result of these transactions,” said Peter Yip, CEO of CDC Corporation. “As we have stated previously, we believe these negotiated purchases of Notes below par value are fair for both parties in light of current overall economic conditions.”

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our expectations regarding the closing of the purchase transaction contemplated by the agreement referenced herein, our expectations of continued discussions or any agreement with one or more of our Note holders to buy their Notes, the valuation of the Notes and the accuracy thereof, the impact of the Notes and the valuation thereof on our financial statements and other potential Note modifications or other options, our beliefs regarding our continued success or progress in our negotiations with Note holders and maintaining or establishing relationships with our Note holders, our beliefs regarding our future financial condition and prospects, our beliefs regarding the fairness of any purchase or other transaction, our intent to continue to explore alternatives and amicable settlements with respect to the Notes, statements regarding the measurement of fair value of the Notes in the fourth quarter of 2008 and other forward-looking statements we may make. There is no assurance: (i) that the fair value measurement of the Notes now or in the future will not be higher or lower than that stated in this press release; (ii) as to the impact of any adjustment to the carrying amount of the Notes on the Company’s consolidated financial statements for the first quarter or full-year 2009 or periods subsequent thereto; (iii) that any discussions will result in additional definitive agreements with any of the Note holders, individually or collectively; and (iv) that the purchase of Notes as set forth above will be consummated. No prediction as to the Company’s performance of its obligations under the Notes is implied by any of the statements regarding fair value of the Notes in this release. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. No prediction is made as to any other impact, if any, on the assets and liabilities reported in the Company’s financial statements for the year ended December 31, 2008, from applying the guidance of FASB 157. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report on Form 20-F for the year ended December 31, 2007, as originally filed with the SEC on June 30, 2008 and amended on September 15, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.